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                                                                     EXHIBIT 2.1

                              EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 18th day of March, 2004, (the "Effective Date") between WHITEWING ENVIRONMENTAL CORP., a Delaware corporation, whose principal place of business is 730 Grand Avenue, Ridgefield, NJ 07657 (the "Company") and MICHAEL RISLEY, an individual whose address is 16601 Palm Coast Court, No. 614, Tampa, FL 33647 (the "Executive").

                                    RECITALS

         A. The Company is a Delaware corporation and is principally engaged in the business of manufacturing and distribution of industrial absorbents (the "Business").

         B. The Company agrees to employ the Executive and the Executive accepts employment with the Company, subject to the terms and conditions contained in this Employment Agreement.

         NOW, THEREFORE, the parties hereby covenant that the foregoing recitals are true and correct, and are herein incorporated by reference. In consideration of the mutual agreements herein made, the Company and the Executive agree as follows:

1. EMPLOYMENT AND DUTIES.

         The Executive shall serve as Chief Executive Officer ("CEO") of the Company. The Executive shall also serve as a Company Director on its Board. In such capacities, Executive shall report directly to the Chairman of the Board of the Company and shall have such duties as are commensurate with the Executive's position, as well as other duties commensurate with such positions as may be assigned to the Executive from time to time by the Company's Board of Directors (the "Board"). In addition, Executive shall serve as a director and/or officer of any or all of the Company's subsidiaries as determined from time to time by the board. Executive shall discharge his duties from offices that Company shall maintain in the state of New York or New Jersey.

2. TERM OF EMPLOYMENT.

         This Agreement shall commence on the Effective Date and shall be for an Employment Period for three (3) consecutive years from the Effective Date. The Employment Period shall thereafter automatically extend for two (2) one-year successive terms at the option of Executive and thereafter shall automatically extend for one year successive terms unless at least three (3) months prior to the expiration of the Employment Period (as the same may have been extended), either party delivers to the other written notice of election not to renew.


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3. CONSIDERATION AND BENEFITS.

3.1      Base Salary.

                  The Company shall pay the Executive an initial base salary, exclusive of any bonuses, of $156,000 per annum ("Base Salary"). The Base Salary shall be increased to $186,000 effective January 1, 2005 and $206,000 effective January 1, 2006. In addition, the Base Salary shall be reviewed and increased upon the completion of any Acquisition (whether by asset purchase or purchase of a majority of stock interest) of any entity during the Employment Period, or other mutually agreed milestones. The amount of such increase shall be promptly determined by the Board of Directors and made retroactive to the closing date of the Acquisition. The Base Salary shall be payable at such intervals as salaries are paid by the Company to its other executive employees.

         3.2 Performance Based Bonus.

         The Executive shall receive an annual bonus ("Bonus") pursuant to a bonus system established for its Senior Management (as hereinafter defined) whereby, on December 31, 2004, and on each anniversary thereof (each, a "Bonus Year"), the Company shall set aside an amount equal to ten (10%) percent of its earnings before interest, taxes, depreciation and amortization (the "Bonus Pool"). Bonuses payable from the Bonus Pool shall be paid not later than 30 days following the end of a Bonus Year. For the Bonus Year ending December 31, 2004, the Company's Senior Management shall consist of its President/CEO and its Executive Vice President/COO, who shall each share equally in the Bonus Pool. Commencing with the Bonus Year ending December 31, 2004, and thereafter, the Senior Manager may, in its discretion, add to the persons constituting Senior Management and reallocate the Bonus Pool among such Senior Management, as redefined. In the absence of any contrary action taken by the Board of Directors during a Bonus Year, the computation and distribution of Bonuses to Senior Management shall be that of the prior Bonus Year. Additionally, the Board reserves the right to award Bonuses to the Executive in excess of that prescribed above, in recognition of his individual contributions, as and when it deems appropriate.

         3.3 Benefit Plans.

         During the Employment Period, Executive (and, where appropriate, his spouse and children) shall be entitled to participate in all plans adopted for the general benefit of the Company's executive employees, such as pension plans, medical plans, investment plans and group or other insurance plans and benefits (including disability and life insurance plans) to the extent that the Executive is and remains eligible to participate therein and subject to the eligibility provisions of such plans in effect from time to time. At the request of Executive, Company shall reimburse Executive for the cost of Executive's medical insurance.

         3.4 Expenses.

         The Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties upon submission of appropriate evidence thereof in conformity with normal Company policy.


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         3.5 Stock Options/Stock Grant.

         The Executive shall be granted an option ("Option") to purchase a number of shares equal to eighteen (18%) of the issued and outstanding shares of the common stock of the Company on a fully diluted basis ("Option Shares") at the exercise price of $.01 per Option Share. The amount of shares included in such options shall be calculated upon vesting, which shall be 1/3 upon execution hereof, 1/3 on each anniversary hereof for two years. The Options shall contain anti-dilution provisions relating to adjustments in the event that the Company, among other things, declares stock dividends, effects forward or reverse stock splits. The Option shall expire seven (7) years from the date of this Agreement. The Option shall be immediately exercisable and shall remain exercisable during the Employment Period and for a period of three (3) years following termination of the Agreement. Payment of the Exercise Price of the Option Shares being purchased may be made by a cashless exercise procedure whereby the Option Shares issued upon exercise of the Option will be sold with the Grantee receiving the difference between the Exercise Price and the sale price, in cash, and the Company receiving the Exercise Price for the Option Shares, in cash. The Option may be exercised in whole or in part. All Options shall vest immediately upon Change in Control as defined below.

         3.6 Registration of Stock Underlying Options.

         (a) Piggyback Registration Rights. The Executive shall have piggy back registration rights, as to shares of the common stock underlying twenty-five (25%) of the Options, subject to certain restrictions. If at any time Company prepares and files one or more registration statements under the Securities Act with respect to a public offering of its Company's equity securities, or of any of the Company's securities held by its security holders (other than a registration statement on Forms S-4, S 8, or similar form) the Company will include in the registration statement information as is required, to permit a resale of the shares of the common stock underlying twenty five percent 25% of the Options. However, if, in the written opinion of the Company's managing underwriter, if any, for such offering, the shares underlying the Warrant, when added to the securities being registered by the Company or its selling security holders, would exceed the maximum amount of securities that could be marketed without otherwise materially and adversely affecting the entire offering, then the Company may exclude shares required to be registered so that the total number of securities to be registered is within the maximum number of shares that, in the opinion of the managing underwriter, may be marketed without otherwise materially and adversely affecting the entire offering.

         (b) Mandatory Registration. Within one (1) year of the Effective Date of this Agreement, the Company shall file a Registration Statement at its sole expense, to register shares of the common stock underlying seventy-five (75%) of the Options. The Company will use its reasonable best efforts through its officers, directors, auditors and counsel in all matters necessary or advisable to file and cause to become effective such Registration Statement within one (1) year of the Effective Date.


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         (c) The Company will bear all fees and expenses other than the fees and expenses of shareholder's counsel incurred in the preparation and filing of one or more registration statements and related state registrations, and the furnishing of copies of the preliminary and final prospectuses. In connection with filing of a registration statement, the Executive may be required to furnish certain information to the Company and must agree to indemnify the Company, its officers, directors and controlling persons against any liabilities or damages, including liabilities arising under the Securities Act, with respect to any information the Investor provided in writing. The Company will agree to indemnify the Executive against any liabilities or damages, including liabilities under the Securities Act with respect to certain claims under the prospectus.

         (d) The Company will pay any and all income taxes incurred by executive from the issuance of the shares.

4. VACATION.

         For each year during the Employment Period, the Executive shall be entitled to four weeks paid vacation to be taken at such times, and in such increments, as Executive shall determine in his sole discretion provided however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling. Unused vacation shall accrue to the following year.

5. AUTOMOBILE/CELL PHONE/INTERNET/MEMBERSHIPS/MOVING EXPENSES/MISCELLANEOUS.

         5.1 Automobile Allowance. The Executive shall be entitled to an automobile allowance or the use of a Company-owned or Company-leased automobile according to policies of the Company in place from time to time for its senior executive officers. In the absence of such policies, the automobile allowance shall be $5,000 at the onset, followed by payments of $900.00 per month.

         5.2 Cell Phone/Internet Allowance. The Company shall be responsible for reimbursing the Executive for his reasonable cell phone usage, and will reimburse him for his monthly service contract. In addition, the Company shall provide the Executive with Blackberry (or similar) service, including the initial equipment cost (approximately $600) and monthly subscription fee. The Company shall also provide and maintain Internet access in one or more locations for the full term of Executive's Employment.

         5.3 Membership, Dues and Charitable Contributions. The Company shall provide to the Executive, a membership in the New York Athletic Club or such social, charitable or religious organization or club, in the Executive's sole discretion, which membership shall be either in the name of the Executive; or
(ii) an equivalent dollar amount of charitable donations or contributions shall be made, which amounts and which charities shall be determined in the sole discretion of the Executive; provided that such Membership, Dues and Charitable Contributions shall not exceed Five Thousand Dollars ($5,000) per year.



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         5.4 Moving Expenses. This Agreement is entered into on the basis that the principal place of business of the Company, and the location from which Executive is to be based for the performance of his services hereunder, is Connecticut. The Company shall reimburse Executive for all moving and relocation expenses paid or incurred up to up to Ten Thousand Dollars ($10,000) in connection with Executive's relocation from Florida to New York or New Jersey.

         In the event that the Company shall change the location of Company's principal office, or otherwise require Executive to be based and/or to operate from another location which is more than fifty (50) miles further from Executive's then-current residence to the Company's current headquarters office in Connecticut Company shall reimburse Executive for all moving and relocation expenses paid or incurred in connection with Executive's relocation to a new residence closer to Company's new principal office.

6. TERMINATION.

         6.1 Death.

         In the event of the death of the Executive during the Employment Period, Executive's salary shall be paid to the Executive's designated beneficiary for a period of 6 months. The Company shall also be obligated to pay to the Executive's estate or heirs, as the case may be, such amount of Bonus based upon (i) the formula set forth in Section 3.2 of this Agreement. 6.2 Disability.

         (a) "Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event (i) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for an aggregate of 180 days in any twelve-month period or (ii) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

         (b) In the event of the Executive's Disability, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive's salary for a period, at the annual rate in effect immediately prior to the commencement of Disability, of not less than 180 days from the date on which the Disability has been deemed to occur as provided below. Any amounts provided for in this Section 6 shall not be offset by other long-term disability benefits provided to the Executive by the Company.

         (c) Anything in this Agreement to the contrary notwithstanding, if, following a termination of employment due to Disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.


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         6.3 Termination for Cause.

         (a) "Cause" shall mean and include those actions or events specified below in subsections (i) through (iv) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (i) Committing or participating in an injurious act of fraud, gross neglect or embezzlement against the Company; (ii) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (iii) engaging in a criminal enterprise involving moral turpitude; or (iv) conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. No actions, events or circumstances occurring or taking place at any time prior to the date of this Agreement shall in any event constitute or provide any basis for any termination of this Agreement for Cause;

         (b) Nothing herein shall prevent the Company from terminating Employment for Cause. The Executive shall continue to receive salary for the period ending thirty (30) days after the date of such termination plus any accrued Bonus and accrued and unused Vacation time through such date of termination. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

         (c) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this
Section 6 contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct, if possible.

         6.4 Termination for Other Than Cause.

         If the Executive's employment is terminated other than by reason of (i) Death, (ii) Disability, (iii) for Cause, (iv) the Executive's voluntary termination of employment, (v) constructive termination as set forth in Section 6.6, or (vi) change of control as set forth in Section 6.7, then (a) the Company shall be obligated to pay the Executive any unpaid Base Salary through the date of termination, and Bonus and accrued and unused Vacation time, pro-rated to the date of termination, (b) the Company shall pay the Executive severance pay equal to the Base Salary (less any applicable withholding taxes) payable hereunder, at times and intervals set forth in Sections 3.1 , for the remainder of the term of this Agreement (the "Severance Term"), and (c) notwithstanding anything contained in the Option Agreement or the Company's option plans to the contrary, all options previously awarded to the Executive shall immediately vest. The Company's obligation to make payments hereunder to the Executive shall immediately cease upon the Executive's subsequent death or Disability or in the event the Executive shall fail to honor the Executive's obligations under
Section 7.


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         6.5 Voluntary Termination.

                  In the event the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6.6 and/or Section 6.7) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in the Executive shall be entitled to the Compensation and Benefits upon termination as provided in Section 6.8.

         6.6 Constructive Termination of Employment.

         If the Executive so elects, a termination by the Company other than for Cause shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive. Upon such termination, the company shall be obligated to pay the Executive as if the Agreement was Terminated for Other Reason as defined in paragraph 6.4 above:

                  (i) the assignment to the Executive of duties inconsistent with the Agreement or a change in his title or authority; or

                  (ii) any change in reporting responsibility so that the Executive reports to any person other than the Board of Directors; or

                  (iii) the requirement of the Executive to relocate to a location outside the state of Connecticut; or

                  (iv) any reduction in the Executive's salary or any change in the method of calculating Executive's Bonus Compensation hereunder; or

                   (v) a material breach of the Agreement by the Company; or

                   (vi) a material reduction of the Executive's benefits under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the effective date of the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or

                  (vii) failure by a successor company to assume the obligations under the Agreement.

                  Anything in this Agreement to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Company that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive's employment under this Section 6.6 which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive's employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice to cure said event, provided, however, there shall be no time period permitted to cure a second or subsequent occurrence under this
Section 6.6 (whether such second occurrence be of the same or a different event specified in subsections (i) through (vii) above).


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         6.7 Termination Following a Change of Control.

                  (i) In the event that a "Change in Control" of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty
(30) days written notice given at any time within one year after the occurrence of such event, and such termination of the Executive's employment with the Company pursuant to this Section 6.7(i), and, in any such event, such termination shall be deemed to be a Termination by the Company other than for Cause and the Executive shall be entitled to such Compensation and Benefits upon termination as set forth in Subsection 6.8 of this Agreement.

                  (ii) For purposes of this Agreement, a "Change in Control" of the Company shall mean:

                           (a) any "person or group of persons", other than the
Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors; or

                           (b) the individuals who at the commencement date of
the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of the Agreement; or

                           (c) the business of the Company for which the
Executive's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise; or

                           (d) the disposition of (or including) the properties
or business of the Company, substantially in its entirety, by merger, consolidation, sale of assets or otherwise or a [30%] change in the beneficial ownership of the Company's securities in a single transaction or series of related transactions.

                  Anything herein to the contrary notwithstanding, this Section 6.7(ii) will not apply where the Executive gives the Executive's explicit written waiver stating that for the purposes of this Section 6.7(ii) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.


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                  (iii) In the event that, within twelve (12) months of any
Change in Control of the Company or any "Attempted Change in Control," as hereinafter defined of the Company, the Company terminates the employment of the Executive under this Agreement, other than for Cause as defined in Section 6.4 or the Executive's employment is constructively terminated as defined in Section
6.6 then, in any such event, such termination shall be deemed to be a Termination by the Company other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6.8 of this Agreement.

                  An "Attempted Change in Control" shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of money, is made to accomplish a Change in Control, as described in subparagraphs (a), (b), (c), (d) or (e) above whether or not such attempt is made with the approval of a majority of the then current members of the Board of Directors.

         6.8 Compensation and Benefits Upon Termination of Executive Employment.

         In the event of any termination of Executive's employment other than for Cause under Section 6.3, on the effective date of any such termination, the Executive shall be entitled to receive the following:

         (1) All life, disability, health insurance and other benefits pursuant to Section 3, to which he was entitled to continue to receive thirty (30) days prior to the Effective Date of such termination, shall continue to be made for a period of three (3) years following the date of termination as set forth in this Section; provided that in the Executive's sole discretion, the Executive may receive the cash equivalent of all or any part of such life, disability and/or health insurance benefits from the Company in lieu of receiving such benefits; plus

         (2) An amount equal to three (3) times the Executive's annual Base Salary, based upon the greater of the Executive's Base Salary (i) immediately prior to the effective date of termination or (ii) as of ninety (90) days prior to the effective date of termination; provided that all Base Compensation shall be payable to the Executive bi-weekly; provided that in the event that the Executive is entitled to receive the Base Compensation as a result of a Change in Control, at the Executive's option, the Executive may receive a lump sum equal to the balance of the Base Compensation including the two (2) one-year successive terms due to the Executive pursuant to Section 3.1 reduced to present value, as set forth in Section 280G of the Internal Revenue Code; plus

         (3) All unpaid Base Salary through the date of termination, Bonus and accrued and unused Vacation time, pro-rated to the date of termination.


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         The provisions of this Section 6.8 notwithstanding, the Compensation and Benefits to be received by the Executive pursuant to this Section 6.8 shall not exceed the amount set forth in Section 162(m) of the Internal Revenue Code, or its successor provision.

7. RESTRICTIONS.

         7.1 Confidentiality.

         The Executive recognizes that the Executive's position with the Company is one of trust and confidence. The Executive acknowledges that, during the course of the Executive's employment with the Company, the Executive will necessarily become acquainted with confidential information relating to the suppliers of the Company, and trade secrets, such as processes, methods of operation and other information which the Company regards as confidential and in the nature of trade secrets (collectively "Confidential Information"); provided, however, Confidential Information shall not include information which (i) is already in the possession of the Executive prior to the date of this Agreement;
(ii) is or becomes generally available to the public other than as a result of disclosure by the Executive; (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, or (iv) which is generally known within the industry or otherwise obtainable through other sources. The Executive acknowledges and agrees that the Confidential Information is valuable to the Company and that the Company could suffer damage if any of the Confidential Information were improperly disclosed.

         The Executive covenants and agrees that the Executive will not, at any time during or for a period of twelve (12) months after the termination of the Executive's relationship with the Company, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information made known to the Executive or of which the Executive has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Executive, except and to the extent that such disclosure is necessary to carry out the Executive's duties for the Company. The Executive further covenants and agrees that the Executive shall retain all Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any Confidential Information to any unauthorized person including, without limitation, any other employer of the Executive, and the Executive will not make use thereof in an independent business related to the business of the Company.

         The Executive agrees that, upon termination of the Executive's employment for any reason whatsoever, or for no reason, and at any time, the Executive shall return to the Company all papers, documents and other property of the Company which relate to Confidential Information, and the Executive will not retain copies of any such papers, documents or other property for any purpose whatsoever.


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         7.2 Non-Competition.

         The Executive agrees that during the Employment Period, and for a period of twelve (12) months thereafter (or, if Executive's employment is terminated pursuant to Section 6.4 hereof, during the Severance Term), and whether or not the Executive shall be entitled to the payment of any post-termination severance benefits described in Section 6.4 hereof, the Executive shall not, except as permitted under Section 7.3 hereof, (i) engage, directly or indirectly, in the State of New Jersey, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in the business of the recycling of oil filters, oil and/or antifreeze (collectively, the `Business"), (ii) divert to any organization in the Business any customer of the Company or any of its subsidiaries or business units, or (iii) hire, solicit or encourage any officer, employee or consultant of the Company or any of its subsidiaries to leave its employ for employment by or with any organization in the Business. Nothing provided in this Section 7.2 shall prevent the Executive from purchasing or otherwise beneficially owning, without restriction on amount, any securities issued by the Company. If at any time the provisions of this Section 7.2 shall be determined to be invalid or unenforceable, by reason of unreasonableness as to area, duration or scope of activity, this Section 7.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 7.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         7.3 Exclusivity.

         During the Employment Period, the Executive shall devote substantially his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interest of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and its subsidiaries,
(ii) engage in personal investing activities of unrelated businesses and (iii) with the written consent of the Board, which shall not be withheld unreasonably, own up to five (5%) percent of the outstanding capital stock or profits interest of any competing Business, provided that the activities set forth in these clauses (i), (ii) and (iii), either singly or in the aggregate, does not interfere in any material respect with the services to be provided by the Executive hereunder.

         7.4 Due Performance By Company.

         All terms and provisions of this Section 7 are subject to the Company's due performance of all obligations on its part to be performed.


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8. ENFORCEMENT.

         The Executive acknowledges that the Company will suffer substantial and irreparable damages not readily ascertainable or compensable in terms of money in the event of the breach of any of the Executive's obligations under Section
7. The Executive agrees that the Company, in addition to any other remedies (including damages) provided by law, shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction upon due notice to the Executive. The rights and remedies set forth in this
Section 8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

9. INDEMNITY.

         9.1 The Executive shall be covered by the Articles of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of Delaware and Federal law and the Articles of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by the Articles of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company's Articles of Incorporation and Delaware law. To the extent that any such payments by the Company pursuant to the Company's Articles of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of the Company's Articles of Incorporation or Bylaws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

         9.2 The Company hereby agrees to indemnify Executive and hold Executive harmless from and against all claims and damages (including reasonable attorney's fees) arising out of or relating to any personal guarantees given by Executive to secure obligations of the Company. Company's obligations under this section shall survive the termination of this Agreement and the termination of Executive's employment with the Company. The Company further agrees that, if Executive is terminated without cause during the term of this Agreement, Company will exercise best efforts to relieve Executive from his guaranteed obligations and, failing such efforts, to attempt to refinance the indemnified obligation if it is commercially reasonable to do so.

10. WITHHOLDING.

         Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

         10.1. Certain Tax Matters. The Company shall indemnify and hold the Executive harmless from and against (i) the imposition of excise tax (the "Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto, the "Code"), on any payment made under this Agreement (including any payment made under this paragraph) and any interest, penalties and additions to tax imposed in connection therewith, and
(ii) any federal, state or local income tax imposed on any payment made pursuant to this paragraph. The Executive shall not take the position on any tax return or other filing that any payment made under this Agreement is subject to the Excise Tax, unless, in the opinion of independent tax counsel reasonably acceptable to the Company, there is no reasonable basis for taking the position that any such payment is not subject to the Excise Tax under U.S. tax law then in effect. If the Internal Revenue Service makes a claim that any payment or portion thereof is subject to the Excise Tax, at the Company's election, and the Company's direction and expense, the Executive shall contest such claim; provided, however, that the Company shall advance to the Executive the costs and expenses of such contest, as incurred. For the purpose of determining the amount of any payment under clause (ii) of the first sentence of this paragraph, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which such indemnity payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which the Executive is resident, net of the reduction in federal income taxes that is obtained from deduction of such state and local taxes.

11. MISCELLANEOUS PROVISIONS.

         11.1 Entire Agreement; Prior Agreement Terminated.

         This Agreement set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, and understandings between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, if the transaction set forth in paragraph 2 is not consummated, than this agreement shall not take effect and all prior agreements, arrangements and understandings between the parties remain in full force and effect.

         11.2 Modification.

         This Agreement may not be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may not be waived, except by a written instrument executed by both of the parties or in the case of a waiver, by the party waiving compliance.

         11.3 Successors.

         (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets ("Change of Ownership"). The Company shall require any successor, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

         (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         11.4 Waiver.

         The failure of either party at any time or times to require performance of any provision hereof in no manner shall affect the right at a later time to enforce the same. No waiver by either party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant contained in this Agreement.

         11.5 Notices.

         All notices, demands, consents or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) upon the earlier of receipt or one business day after being sent by reputable overnight courier to the parties at the addresses set forth above or to such other address either party shall hereafter specify by notice to the other party. Irrespective of the foregoing, notice of change of address shall be effective only upon receipt.

         11.6 Governing Law.

         This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of New York and shall be governed and construed under and in accordance with the laws of the State of New York. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Executive is located.

         11.7 Disputes.

         In the case of any dispute between the Company and the Executive which has not been resolved through negotiation between the parties, such dispute shall be settled and determined through arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). Any arbitration pursuant to this Agreement shall be held in Broward County, Florida, and shall be conducted by a single arbitrator. The arbitration shall be conducted by a single arbitrator to be selected by 2 (or 3) independent arbitrators, one each to be selected by each party to the dispute. The written decision of the arbitrator so selected shall be binding, final and conclusive on the parties. The fees and expenses of the arbitration will be shared equally by the disputing parties. The prevailing party in any arbitration (subject to the discretion of the arbitrator) shall recover its expenses and costs including reasonable attorney's fees from the other party. The parties knowingly and voluntarily agree to enter into this arbitration clause and waive any rights that might otherwise exist to request a jury trial or other court proceeding.

         11.8 Assignability.

         This Agreement and the Executive's rights and obligations hereunder, may not be assigned by the Executive. Subject to Executive's documentary approval rights as provided in Section 9.3, the Company may assign its rights, together with its obligations hereunder, only to a successor by merger or by the purchase of all or substantially all of the assets and business of the Company and such rights and obligations shall inure to, and be binding upon, any such successor.

         11.9 Binding Effect.

         This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, heirs, permitted successors and permitted assigns.

         11.10 Headings and Word Meanings.

         Headings and titles in this Agreement are for convenience of reference only and shall not control the construction or interpretation of any provision hereof. The words "herein," "hereof," "hereunder," and words of similar import, when used anywhere in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural unless the context otherwise requires.

         11.12 Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         11.13 Survival.

         Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

         11.14 Further Assurances.

         All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]

         THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                         The Company:

                                         WHITEWING ENVIRONMENTAL CORP.



                                          By: /s/ Joseph Bianco
                                              ------------------------------
                                              Joseph Bianco, Chairman


                                          The Executive

                                          /s/ Michael Risley
                                          ----------------------------------
                                          Michael Risley